Exhibit 99.1

February 28, 2007

Press Release

Kentucky Bank Parent Increases Dividend For The 25th Straight Year

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today an increase in the quarterly dividend to shareholders. The payout will be 27 cents per share, up from 25 cents for each of the previous four quarters. This payment will be made March 30 to shareholders of record March 20, 2007. The company has a record of increasing its dividend each year since 1982.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Morehead, Nicholasville, North Middletown, Sandy Hook, Versailles, Wilmore, and Winchester. At year-end assets totaled $630 million. It ranks 11th in size among the state's 200 banks. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson
          Chief Financial Officer